SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2008

THORNBURG MORTGAGE, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-11914	85-0404134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Washington Avenue, Suite 302 Santa Fe, New Mexico	87501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (505) 989-1900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 18, 2008, the Board of Directors of Thornburg Mortgage, Inc. (the “Company”) approved an amendment to the Company’s Amended and Restated Bylaws (the “Bylaws”). Certain provisions of Maryland law effectively limit the amount of the Company’s stock that can be owned by any person. The Board of Directors amended the provision under the Maryland Control Share Acquisition Act that, with certain exceptions, eliminates the voting rights of any person who acquires in excess of 10% of the Company’s voting stock unless two-thirds of the shares eligible to vote approve such voting rights. The amendment would have permitted an investor in the offering that the Company is undertaking in connection with its entry into an override agreement with counterparties to its reverse repurchase, securities lending and auction swap agreements and related recapitalization efforts (collectively, the “Offering”) to acquire up to 30% of shares of stock from the Company, provided that the Company receives acceptable evidences and assurances that such ownership would not jeopardize the Company’s REIT qualification and an officer of the Company provides a written consent to such acquisition. On March 19, 2008, the Board of Directors amended this amendment to the Bylaws to permit an investor to acquire in the Offering shares of stock from the Company with a value at the time of acquisition of up to $300 million, provided that the Company receives the assurances and an officer of the Company provides a written consent as described above. This description of the amendment to the Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, which is attached hereto as Exhibit 3.2 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed as part of this report in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit Number	Name of Exhibit
3.2	Amendment to Amended and Restated Bylaws of Thornburg Mortgage, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORNBURG MORTGAGE, INC.

Date: March 24, 2008	By:	/s/ Larry A. Goldstone
Larry A. Goldstone, President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	NAME OF EXHIBIT
3.2	Amendment to Amended and Restated Bylaws of Thornburg Mortgage, Inc.